Exhibit 99.1

NEWS RELEASE

Contact: Jim Ogilvie, 800-874-6251 or 801-568-7000
Dynatronics Completes Acquisition of
Bird & Cronin, Inc.

COTTONWOOD HEIGHTS, UT (October 2, 2017) – Dynatronics Corporation (NASDAQ: DYNT), today announced that it successfully closed the acquisition of substantially all of the assets of Bird & Cronin, Inc., a manufacturer of orthopedic soft goods and specialty patient care products located in Minneapolis, Minnesota.  The company announced the signing of the purchase agreement on September 27, 2017.
"The addition of Bird & Cronin adds tremendous strength to our business," said Kelvyn Cullimore, Jr., Dynatronics' Chairman and CEO.  "Following closely behind the recent acquisition of Hausmann Industries, this transaction further diversifies and broadens our market position.  We believe the combined business will create value for both our investors and the customers we serve."
Dynatronics expects the financial contribution of Bird & Cronin to be material to the company's combined operating results during the coming 12 months, and will provide further information regarding the transaction during its first fiscal quarter earnings call in mid-November.
About Dynatronics
Dynatronics designs, manufactures, and distributes advanced-technology therapeutic devices, medical and athletic training treatment tables, rehabilitation equipment, institutional cabinetry, orthopedic soft goods, and specialty patient care products and supplies.  Through its various distribution channels, the company markets and sells its products to physical therapists, chiropractors, orthopedists, athletic trainers, sports medicine practitioners, and other medical professionals and institutions.  More information is available at www.dynatronics.com.
About Bird & Cronin
Bird & Cronin manufactures, designs and distributes a full range of orthopedic soft goods and specialty patient care products to hospitals, orthopedic specialists, universities, research facilities, and other customers across the medical universe.  More information is available at www.birdcronin.com.
Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements.  Those statements include references to the company's expectations and similar statements.  Forward-looking statements in this press release include statements regarding the company's expectations of the financial contribution of Bird & Cronin on the company's combined operating results in the next 12 months.  Actual results may vary from the views expressed in the forward-looking statements contained in this release.  The business of the company, including the development, manufacture, and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost-effective rates, risks associated with the integration of acquired businesses, and the risk factors listed from time to time in the company's SEC reports.